Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q1 Results

Georgetown, Mass., May 3, 2012.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.3 million or $0.33 per diluted common share outstanding for its first quarter ended March 31, 2012, 6.5% greater than net income of $2.2 million or $0.32 per diluted common share outstanding for the same period in 2011.  Sales for the first quarter of 2012 were $32.0 million or 1.4% greater than 2011 first quarter sales of $31.5 million.  The Company indicated that it purchased the manufacturing building that it previously leased from its real estate affiliate, United Development Company Limited (“UDT”) and that UDT has been dissolved; accordingly its financial results are no longer included in the consolidated financial statements effective with the current quarter.  The transaction did not impact the consolidated results of operations.

“I am pleased with our first quarter results,” said R. Jeffrey Bailly, Chairman & CEO.  “We were able to increase both sales and net income during the quarter, despite the loss of approximately $1.8 million in sales from the discontinued portion of our Mercedes door program. In fact, with the exception of the automotive market, we realized sales increases in all of our target markets, a testament to our focused marketing plan.”

“We continue to invest in initiatives to enhance the long-term profitable growth of the Company, including new state-of-the-art production equipment and new sales and engineering talent,” Bailly continued.  “We believe these investments will increase the value we bring to our customers and help us further penetrate our target markets. For example, we invested in new advanced equipment to increase the capacity of our Molded Fiber business, which experienced an impressive 25% growth rate in 2011.”

“We are also continuing our acquisition efforts, only considering opportunities that we believe are a strong strategic fit and can create long-term value for our shareholders,” Bailly added.

UFP Technologies is a producer of innovative custom-engineered components, products, and specialty packaging.  Using foams, plastics, composites, and natural fiber materials, the Company designs and manufactures a vast range of solutions primarily for the medical, automotive, aerospace & defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, the Company’s ability to offset lost revenues, developments in its target markets, expectations regarding customer demand for the Company’s Molded Fiber product line, anticipated advantages the Company expects to realize from its hiring initiatives and investments and capital expenditures, including the development of and investments in its new Molded Fiber production line equipment, its acquisition strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, the effects of the conclusion of the large automotive door panel program, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	(Unaudited)
	Three Months Ended
	31-Mar-12	31-Mar-11
Net sales	$31,952	$31,504
Cost of sales	22,751	22,702
Gross profit	9,201	8,802
SG&A	5,518	5,726
Gain on sale of assets	(5)	(834)
Operating income	3,688	3,910
Interest expense, other income & expenses	17	(2)
Income before income taxes	3,671	3,912
Income taxes	1,322	1,279
Net income from consolidated operations	2,349	2,633
Net income attributable to noncontrolling interests	—	(428)
Net income attributable to UFP Technologies, Inc.	$2,349	$2,205
Weighted average shares outstanding	6,588	6,394
Weighted average diluted shares outstanding	7,030	6,969
Per Share Data
Net income per share outstanding	$0.36	$0.34
Net income per diluted share outstanding	$0.33	$0.32

Consolidated Condensed Balance Sheets

($ in thousands)

	31-Mar-12	31-Dec-11
	(unaudited)
Assets:
Cash	$27,616	$29,849
Receivables, net	16,388	15,619
Inventories	10,066	9,759
Other current assets	2,556	2,814
Net property, plant, and equipment	15,018	13,346
Other assets	8,701	8,334
Total assets	$80,345	$79,721
Liabilities and equity:
Short-term debt	$581	$581
Accounts payable	3,956	3,344
Other current liabilities	4,443	5,540
Long-term debt	5,493	5,638
Other liabilities	2,731	2,633
Total liabilities	17,204	17,736
Total equity	63,141	61,985
Total liabilities and stockholders’ equity	$80,345	$79,721